[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L G R O U P, I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director, Corporate Communications
(615) 443-9266

CBRL GROUP UPDATES STATUS OF
CONVERTIBLE NOTES AND SHARE REPURCHASES

LEBANON, Tenn. -- (June 18, 2007) -- CBRL Group, Inc. (the “Company”) (NASDAQ: CBRL) provided an update on the status of its previously outstanding convertible notes that were redeemed effective June 4, 2007. Holders of approximately $421.0 million principal amount at maturity out of an aggregate of approximately $422.0 million principal amount at maturity outstanding elected to convert those notes rather than have them redeemed. The conversion resulted in the issuance of 276,123 shares of the Company’s stock on June 5, 2007 and an additional 119,652 shares this week based upon ten-day averaging periods that ended on Friday, June 15, 2007.

The Company has repurchased 178,919 of the 276,123 shares initially issued upon conversion as a part of a 500,000 share Rule 10b5-1 repurchase plan. The Company completed that 500,000 share repurchase on Friday, June 15.

The Company has in place another 10b5-1 plan that will take effect on Monday, June 18 and continue until all shares issued as a result of the conversion of the notes have been purchased. That plan, which is subject to price, market, volume and timing constraints specified in the plan, covers an aggregate of 216,856 shares (the 119,652 issued this week and the 97,204 shares that remain from the initial 276,123 issued pursuant to the conversions). The Company expects that this 216,856 share repurchase will be completed this week. Upon completion of that share repurchase plan, the Company expects to have approximately 23.6 million shares issued and outstanding. The note redemption and the various related share repurchases are being funded through cash on hand and a draw under the Company’s existing credit facility.

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CBRL Announces Status of Notes and Share Repurchases

June 18, 2007

A 10b5-1 plan allows the Company to repurchase shares at times when it would ordinarily not be in the market because of the Company's trading policies or the possession of material non-public information. Any 10b5-1 plan adopted by the Company may be terminated at any time and does not require that any shares be purchased. Therefore, there can be no assurance that any shares will be purchased.

About CBRL Group, Inc.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 559 Cracker Barrel Old Country Store® restaurants and gift shops located in 41 states.

Cautionary Statement Regarding Forward-Looking Information
Certain matters discussed in this news release are not historical facts but are forward-looking statements regarding the Company’s intention to repurchase shares issued in connection with the conversion of the Company’s convertible notes. The Company’s ability to complete the remaining authorized share repurchases will depend, among other things, on market conditions, and there can be no assurance that the Company will complete these initiatives on the anticipated terms or at all. Risks and uncertainties related to the Company’s business are discussed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended July 28, 2006 and Quarterly Reports on Form 10-Q for the quarters ended October 27, 2006, January 26, 2007 and April 27, 2007. The Company undertakes no obligation to update forward-looking statements.

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